As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
HEALTH CARE REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	34-1096634 (I.R.S. Employer Identification Number)
One SeaGate, Suite 1500
Toledo, Ohio 43604
Telephone: (419) 247-2800
(Address and Telephone Number of Principal Executive Offices)
HEALTH CARE REIT, INC. AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN
(Full Title of Plan)

George L. Chapman	Copy to:
Chairman, Chief Executive	Mary Ellen Pisanelli, Esq.
Officer and President	Shumaker, Loop & Kendrick, LLP
Health Care REIT, Inc.	North Courthouse Square
One SeaGate, Suite 1500	1000 Jackson Street
Toledo, Ohio 43604	Toledo, Ohio 43624
(419) 247-2800	(419) 241-9000
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SECURITIES	AMOUNT TO	OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
TO BE REGISTERED	BE REGISTERED(1)	SHARE(2)	PRICE(2)	REGISTRATION FEE
Common Stock, par value $1.00 per share	4,000,000 shares	$40.105	$160,420,000	$8,951

(1)	This Registration Statement on Form S-8 covers, in addition to the number of shares of common stock, par value $1.00 per share, of Health Care REIT, Inc. set forth above, options and other rights to purchase or acquire the shares of common stock covered by this Registration Statement on Form S-8 and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Health Care REIT, Inc. Amended and Restated 2005 Long-Term Incentive Plan as a result of one or more adjustments under such plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on July 30, 2009.

PART II
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Experts and Counsel.
Item 8. Exhibits.
SIGNATURES
EX-5
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12

EXPLANATORY NOTE
          The 4,000,000 shares of common stock, par value $1.00 per share, of Health Care REIT, Inc. (the “Company”) registered under this Registration Statement on Form S-8 consist of additional shares of common stock reserved for issuance under the terms of the Health Care REIT, Inc. Amended and Restated 2005 Long-Term Incentive Plan. The 2,200,000 shares of common stock previously reserved for issuance under the 2005 Long-Term Incentive Plan were registered under the Registration Statement on Form S-8 (Registration No. 333-126195) filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2005.
          The contents of the Registration Statement on Form S-8 (Registration No. 333-126195) filed by the Company on June 26, 2005 are hereby incorporated by reference into this Registration Statement on Form S-8.
          Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 consists only of the facing page, the statement in the preceding paragraph incorporating the contents of the Registration Statement on Form S-8 (Registration No. 333-126195), responses to Items 3, 5 and 8 of the Instructions to Form S-8 and the signature page. As permitted by General Instruction E, responses to Items 4, 6, 7 and 9 of the Instructions to Form S-8 have been omitted.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed by the Company with the Commission pursuant to requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference; provided, however, that the Company is not incorporating any documents or information deemed to have been furnished and not filed in accordance with Commission rules:
1.	Annual Report on Form 10-K for the year ended December 31, 2008.

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

3.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;

4.	Current Reports on Form 8-K filed on January 5, 2009, January 29, 2009 (except that the information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this Registration Statement), January 30, 2009 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this Registration Statement), May 7, 2009, May 13, 2009 and August 6, 2009.

5.	The description of the Company’s common stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.
          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of each such document.

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          Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Experts and Counsel.
          As of August 6, 2009, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this Registration Statement and the required legal opinions beneficially held, in the aggregate, approximately 2,500 shares of our common stock and 1,000 shares of our preferred stock.
Item 8. Exhibits.

4.1	Health Care REIT, Inc. Amended and Restated 2005 Long-Term Incentive Plan (filed with the Commission as Appendix A to the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders filed March 25, 2009, and incorporated herein by reference thereto).

5	Opinion of Shumaker, Loop & Kendrick, LLP, as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	The consent of Shumaker, Loop & Kendrick, LLP, to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.

24.1	Power of Attorney executed by William C. Ballard, Jr. (Director).

24.2	Power of Attorney executed by Pier C. Borra (Director).

24.3	Power of Attorney executed by Thomas J. DeRosa (Director).

24.4	Power of Attorney executed by Jeffrey H. Donahue (Director).

24.5	Power of Attorney executed by Peter J. Grua (Director).

24.6	Power of Attorney executed by Fred S. Klipsch (Director).

24.7	Power of Attorney executed by Sharon M. Oster (Director).

24.8	Power of Attorney executed by Jeffrey R. Otten (Director).

24.9	Power of Attorney executed by R. Scott Trumbull (Director).

24.10	Power of Attorney executed by George L. Chapman (Director, Chairman of the Board, Chief Executive Officer and President and Principal Executive Officer).

24.11	Power of Attorney executed by Scott A. Estes (Executive Vice President and Chief Financial Officer and Principal Financial Officer).

24.12	Power of Attorney executed by Paul D. Nungester, Jr. (Vice President and Controller and Principal Accounting Officer).

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SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Toledo, State of Ohio, on August 6, 2009.

HEALTH CARE REIT, INC.
By:	/S/ George L. Chapman
George L. Chapman
Chairman, Chief Executive Officer and President and Director (Principal Executive Officer)

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George L. Chapman his or her attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 6, 2009 by the following person in the capacities indicated.

/S/ WILLIAM C. BALLARD, JR.*	/S/ SHARON M. OSTER*

William C. Ballard, Jr., Director	Sharon M. Oster, Director

/S/ PIER C. BORRA*	/S/ JEFFREY R. OTTEN*

Pier C. Borra, Director	Jeffrey R. Otten, Director

/S/ THOMAS J. DEROSA*	/S/ R. SCOTT TRUMBULL*

Thomas J. DeRosa, Director	R. Scott Trumbull, Director

/S/ JEFFREY H. DONAHUE*	/S/ GEORGE L. CHAPMAN

Jeffrey H. Donahue, Director	George L. Chapman, Chairman, Chief Executive Officer and President and Director (Principal Executive Officer)

/S/ PETER J. GRUA*	/S/ SCOTT A. ESTES*

Peter J. Grua, Director	Scott A. Estes, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ FRED S. KLIPSCH*	/S/ PAUL D. NUNGESTER, JR.*

Fred S. Klipsch, Director	Paul D. Nungester, Jr., Vice President and Controller (Principal Accounting Officer)

*By:	/S/ GEORGE L. CHAPMAN
George L. Chapman, Attorney-in-Fact

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